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             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                                 DISCOUNT RIDER


OVERVIEW: This Rider reduces total rider charges when both the Enhanced Earnings Rider (EER) and an Enhanced Death Benefit Rider (EDB) are in effect.

APPLICABILITY: This Rider is made a part of the contract to which it is attached and is effective on the issue date.

DISCOUNT: If both the Enhanced Earnings Rider (EER) and an Enhanced Death Benefit Rider (EDB) are in effect, total rider charges will be reduced on a contract monthly basis by an amount equal to 1/12th of an annual percentage rate of .05% times the Accumulated Value of the contract on that date. The discount shall only apply while both the EER Rider and an EDB Rider are in effect.

TERMINATION:  This Rider will terminate on the earliest of the following:

       (a)  when either the EER Rider or EDB Rider terminates; or

       (b)  surrender of the contract.



                    Signed for the Company at Dover, Delaware


        /s/ [ILLEGIBLE]                                /s/ [ILLEGIBLE]

           President                                      Secretary